EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statements (Nos. 333-14601, 333-48446, 333-157659, 333-172969, 33-174606, and 333-175677) on Form S-8 of PVF Capital Corp. of our report dated September 16, 2011 appearing in the June 30, 2011 Annual Report on Form 10-K of PVF Capital Corp.

Crowe Horwath LLP

Cleveland, Ohio

September 16, 2011